Exhibit 5.1

[Letterhead of Willkie Farr & Gallagher LLP]

November 24, 2004

Knoll, Inc.

1235 Water Street

East Greenville, Pennsylvania 18041

Ladies and Gentlemen:

We have acted as counsel to Knoll, Inc., a corporation organized under the laws of the State of Delaware (the “Company”), in connection with the preparation of a registration statement on Form S-1 (Registration No. 333-118901) (as amended, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the offer and sale of up to 12,702,150 shares (the “Shares”) of common stock of the Company, par value $.01 per share (“Common Stock”), by the selling stockholders named therein, of which up to 1,656,802 shares of Common Stock are subject to the underwriters’ over-allotment option.

We have examined copies of the form of Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and the form of Amended and Restated Bylaws of the Company, the Registration Statement, all relevant resolutions adopted by the Company’s Board of Directors, and other records and documents that we have deemed necessary for the purpose of this opinion. We have also examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate records, papers, statutes and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed.

In our examination, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied on statements and certificates of officers and representatives of the Company and public officials.

For purposes of this opinion, we have assumed the filing with, and acceptance by, the Secretary of State of the State of Delaware of the Certificate of Incorporation, which filing has been validly authorized and approved by the Board of Directors and stockholders of the Company, and which filing we will cause to take place immediately prior to the closing of the offering contemplated by the Registration Statement.

Knoll, Inc.

November 24, 2004

Based on the foregoing, we are of the opinion that:

1.	The Company is validly existing as a corporation under the laws of the State of Delaware.

2.	The Shares have been duly and validly authorized and issued, and are fully paid and non-assessable.

This opinion is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Validity of Securities” in the prospectus included as part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/S/ WILLKIE FARR & GALLAGHER LLP